EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. and subsidiaries (the “Company”) on Form S-8 (File Nos. 333-87153, 333-89308, 333-123712 and 333-172127), and on Form S-3 (File No 333-190321) of our reports, dated October 15, 2013, on our audit of the consolidated financial statements and financial statement schedule as of July 31, 2013 and for the year then ended and the effectiveness of the Company’s internal control over financial reporting as of July 31, 2013, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York
October 15, 2013